Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the post-effective amendment No.1 to the Registration Statement on Form F-3 of INLIF Limited (the “Company”) of our report dated May 20, 2024, relating to the consolidated statements of operations and comprehensive income and cash flows for the year ended December 31, 2023 and the related notes, included in its Registration Statements on F-1(File No. 333-279569) of the Company for the year ended December 31, 2023, including in its Annual Report on Form 20-F of the Company for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 6, 2026.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

November 12, 2026